Exhibit 3.2

Secretary’s Certificate

ShangPharma Corporation

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

We, Codan Trust Company (Cayman) Limited, Secretary of ShangPharma Corporation (the “Company”) DO HEREBY CERTIFY that the following are true copies of an ordinary resolution and of special resolutions passed by all the shareholders of the Company on 19 May, 2008 and that such resolutions have not been modified:

Increase in Authorised Share Capital

WHEREAS:

It was noted that the Company has an authorized share capital of US$50,000 divided into 49,990,000 ordinary shares of a par value of US$0.001 each (“Ordinary Shares”) and 10,000 convertible redeemable preferred shares of a par value of US$0.001 each, all of which are designated series A shares (“Series A Shares”).

RESOLVED THAT the authorised share capital be, and hereby is, increased from US$50,000 to US$500,000 by the creation of 380,009,350 Ordinary Shares and 69,990,650 Series A Shares.

RESOLVED AS A SPECIAL RESOLUTION THAT Clause 6 of the memorandum of association to the Amended and Restated Memorandum and Articles be amended by replacing it in its entirety with the following:

“6. The share capital of the Company is US$500,000 divided into 429,999,350 ordinary shares of a par value of US$0.001 each, and 70,000,650 convertible redeemable preferred shares of a par value of US$0.001 each, all of which are designated Series A Shares, with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preferred or otherwise shall be subject to the powers hereinbefore contained.”

ShangPharma Corporation (cont’d):

Amendment of the Amended and Restated Memorandum and Articles

RESOLVED AS A SPECIAL RESOLUTION THAT the definition of “Additional Ordinary Shares” in the Amended and Restated Memorandum and Articles be, and hereby is, amended by replacing it in its entirety with the following:

““Additional Ordinary Shares” means all Ordinary Shares or Ordinary Share Equivalents issued by the Company after the date hereof, other than (i) Ordinary Shares issued upon conversion of the Series A Shares; (ii) up to 1,485 Ordinary Shares and Ordinary Share Equivalents (and the Ordinary Shares issuable upon exercise of such Ordinary Share Equivalents) (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) issuable to employees, professional consultants, officers or directors of the Company pursuant to any stock option, share purchase, share bonus or other equity incentive plans, agreements or arrangements of the Company approved by the Board; (iii) securities issued in a Qualified Public Offering; (iv) securities issued in connection with any merger or acquisition transaction approved by the Board (with the affirmative vote of at least one of the Series A Directors); (v) securities issued in connection with the establishment of a strategic business relationship approved by the Board (with the affirmative vote of at least one of the Series A Directors); (vi) Ordinary Shares issued upon exercise by the Investors of the call option in accordance with the Investors’ Option Agreement; or (vii) securities issued in connection with a share split or share dividend, combination, recapitalization or similar change in the capital structure of the Company; or (viii) any other issuance of Equity Securities approved by a majority of the Board (including the affirmative vote of at least one of the Series A Directors).”

RESOLVED AS A SPECIAL RESOLUTION THAT the definition of “Series A Original Purchase Price” in the Amended and Restated Memorandum and Articles be, and hereby is, amended by replacing it in its entirety with the following:

““Series A Original Purchase Price” means, with respect to the Series A Shares, US$10,401.19 per share.”

Sharon Pierson For and on behalf of Codan Trust Company (Cayman) Limited Secretary

Dated this 3rd day of July, 2008